Exhibit 2.2

AMENDMENT NO. 1 TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Membership Interest Purchase Agreement dated as of November 2, 2022 (the “Agreement”) is made and entered into as of March 30, 2023, by and among Bakkt Marketplace, LLC (“Purchaser”), Bakkt Holdings, Inc. (“Parent”), Apex Fintech Solutions, Inc. (“Seller”), and Apex Crypto LLC (the “Company”) (collectively, the “Parties”). Capitalized terms used in this Amendment but not defined herein shall have the meanings provided such terms in the Agreement.

RECITALS

WHEREAS, the Parties are parties to the Agreement, pursuant to which the Purchaser agreed to acquire from Seller, and Seller agreed to sell and transfer to Purchaser, at the Closing, all of the Membership Interests, on the terms and subject to the conditions contained in the Agreement; and

WHEREAS, pursuant to Section 10.3 of the Agreement, the Agreement may be amended pursuant to a written instrument making specific reference thereto and executed by each party thereto, and the Parties, constituting each party to the Agreement, desire to amend the Agreement and agree as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, and for other good and valuable consideration, and the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree to amend the Agreement as follows:

1.	Amendments to Agreement.

a.	The following defined terms shall be added to Section 1.1 of the Agreement in the appropriate alphabetical order:

“Amendment No. 1” means Amendment No. 1 to this Agreement, made and entered into as of March 30, 2023.

“Bringdown Date” means March 30, 2023.

“Bringdown Time” means 5:00 pm Central Time on the Bringdown Date.

“Escrow Agreement” means that certain Escrow Agreement, dated as of March 30, 2023, by and among Purchaser, Seller and the Escrow Agent named therein.

b.	The defined term “Related Documents” shall be amended and restated in its entirety to read as follows:

“Related Documents” means the Commercial Agreement, the Transition Services Agreement, the IP Assignment Agreement, the Bill of Sale and Assignment Agreement, the Registration Rights Agreement, the Stockholder Agreement, the Employment Offer Documents, the Escrow Direction Letter and any other document, agreement, certificate, or instrument entered into in connection with this Agreement.

c.	Section 2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

2.2 Closing. The closing of the Transactions (the “Closing”) will take place and be effective on April 1, 2023 (the “Closing Date”) at 12:00:01 a.m. Eastern Time (the “Effective Time”), subject to the satisfaction or waiver (to the extent permitted by Law) of the condition set forth in subsection 8.1(c). The Parties have irrevocably exchanged electronically the documents contemplated by Section 2.3 and elsewhere in the Agreement in constructive escrow on March 30, 2023, and, subject to the occurrence of the Closing, without any further action on behalf of any Person, such escrowed documents shall be automatically released at the Effective Time from such constructive escrow and shall become effective immediately.

d.	Section 2.3 of the Agreement is hereby amended and restated in its entirety as set forth in Annex A.

e.	Section 2.5(a) of the Agreement is hereby amended to replace “At” with “Upon” as the first word in such clause.

f.	Section 2.5(b) of the Agreement is hereby amended and restated in its entirety as follows:

On March 30, 2023, Purchaser has transferred, subject to the Escrow Agreement, by wire transfer of immediately available funds to the designated escrow agent’s account, an aggregate amount in cash equal to the Estimated Closing Consideration, and evidence of payment is attached as Annex 2.5(b) to Amendment No. 1.

g.

Section 6.19 of the Agreement is hereby amended by restating the introductory clause thereof to be and read in its entirety as follows: “During the period from the Agreement Date through the Bringdown Date, the Company will use its reasonable best efforts:”

h.	A new Section 6.22 shall be inserted into Article 6 of the Agreement, which Section 6.22 shall read in its entirety as follows:

6.22 Certain Notifications. If, following the Bringdown Time but prior to the Closing, the Company obtains Knowledge of any event or circumstance that has occurred following the Bringdown Time such that any condition set forth in Section 8.2 of this Agreement prior to giving effect to Amendment No. 1 would not have been satisfied, the Company shall provide prompt written notice to Purchaser of such event or circumstance.

i.	Section 7.2(b) shall be amended and restated to read in its entirety as follows:

j.

(b)Each Continuing Employee who participates in the health and welfare benefit plans of the Seller Parent Group Members shall commence participation in the health and welfare benefit plans maintained, administered or contributed to by Parent and its Affiliates on or as soon as reasonably practicable following the Closing, and in any event no later than May 1, 2023 (the date of such commencement, the “Benefit Commencement Date”)); provided, that, Seller or its Affiliates shall

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continue to make medical, dental, and vision benefits available to such Continuing Employees (and their respective beneficiaries and dependents) from the Closing Date through the date immediately preceding the Benefit Commencement Date (“Post-Closing Benefits”). Parent shall be responsible for providing health and welfare benefits to Continuing Employees (and their beneficiaries and dependents) on and following the Benefit Commencement Date. Seller and its Affiliates shall be responsible for providing benefits in respect of claims incurred by any Continuing Employee (and their beneficiaries and dependents) under health and welfare plans prior to the Closing Date. For purposes of this section, the following claims shall be deemed to be incurred as follows: (i) with respect to short term disability, long term disability, life and accidental death and dismemberment benefits, upon the event giving rise to such benefits and (ii) with respect to medical, dental, vision care, prescription and health-related benefits, upon provision of medical, dental, vision, prescription and health-related services, materials or supplies.

(1) Parent agrees that it shall pay or cause to be paid to Seller all out of pocket, earmarked, or reserved costs, expenses, or fees paid or incurred by Seller or any of its Affiliates with respect to (i) any Post-Closing Benefits and (ii) notwithstanding the provisions of subsection 7.2(d) below, for any incremental accrued but unused vacation or PTO balance attributable to the Closing Date of any Key Employee or any Business Employee who accepts an Employment Offer. Such payments shall be made within 10 Business Days after receipt of an invoice from Seller detailing the amount and source of such costs, expenses or fees (or in the alternative, but without limiting any rights under the foregoing, Seller shall have the right to set off any such unreimbursed amount against any Adjustment Amount Seller may owe Purchaser pursuant to Section 2.6 of this Agreement).

k.	A new Section 7.9 shall be inserted into Article 7 of the Agreement, which Section 7.9 shall read in its entirety as follows:

7.9 Custody of Cryptographic Assets. At a mutually agreed time and pursuant to reasonable procedures mutually agreed in good faith, on March 31, 2023, Seller shall deliver or cause to be delivered (the “Crypto Key Delivery”) the backup cryptographic keys and the MacBook, iPhone, and seven USB drives containing such cryptographic keys (collectively, the “Crypto Materials”), to Purchaser, which Crypto Key Delivery shall occur in Chicago, Illinois. Purchaser shall indemnify Seller against any and all losses, liabilities and obligations incurred or suffered by Seller due to or arising from Purchaser’s (or its affiliates’ or agents’) possession of the Crypto Materials delivered during the Crypto Key Delivery from and after the occurrence of the Crypto Key Delivery and until the Closing or the earlier valid termination of this Agreement. Without limitation of any rights or remedies of Seller hereunder, Seller shall have the right to set off any such losses, liabilities and obligations against any Adjustment Amount Seller may owe Purchaser pursuant to Section 2.6 of the Agreement. If the Closing has not occurred on or before April 4, 2023 and/or this Agreement has been terminated, then Purchaser shall promptly return the Crypto Materials to Seller as reasonably instructed by Seller.

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l.

Section 8.1 of the Agreement is hereby amended by restating the introductory clause thereof to be and read in its entirety as follows: “The respective obligations of the parties hereto to effect the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller and Purchaser), at or prior to (i) the Bringdown Time in the case of the conditions in subsections 8.1(a) and 8.1(b) and (ii) the Closing in the case of the conditions in subsection 8.1(c):”

m.

Sections 8.2 and 8.3 of the Agreement are hereby amended and restated in their entirety as set forth on Annex B hereto; and the Parties irrevocably acknowledge and agree, by their execution and delivery of this Amendment, that each of the conditions set forth in Sections 8.1, 8.2 and 8.3, other than subsection 8.1(c) which shall remain in effect until Closing, have been irrevocably satisfied as of the Bringdown Time, irrespective and regardless of anything that may occur or be discovered between the Bringdown Time and the Closing.

n.

Section 8.4 shall be amended by replacing the first sentence thereof with the following sentence: “Upon the effectiveness of Amendment No.1, all conditions to the Closing shall be deemed to have been satisfied or waived from and after the Bringdown Time, except that the condition specified in subsection 8.1(c) shall only be deemed to be satisfied from and after the Closing.”

o.	Section 9.1 of the Agreement is hereby amended and restated in its entirety as follows:

9.1 Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Purchaser and Seller; or

(b) by Seller if the Closing does not occur on the Closing Date; or

(c) by Purchaser or Seller, by written notice from Purchaser or Seller to the other, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other Law which is in effect, final and non-appealable and which has the effect of making the Transactions illegal and (ii) the Closing has not occurred on or prior to 11:59 pm Eastern Time on July 31, 2023.

2.

No Other Modifications. Except as expressly set forth herein, the Agreement shall remain unchanged and in full force and effect. This Amendment and the Agreement shall be read together as one agreement, and all references to “this Agreement” in the Agreement shall be deemed to refer to the Agreement as modified and amended by this Amendment other than references to the “Agreement Date” or similar references which shall continue to refer to November 2, 2022.

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3.

Counterparts. This Amendment may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format, by facsimile or other agreed format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

4.

Miscellaneous. Section 1.2 (Other Definitional and Interpretive Matters), Section 10.2 (Entire Agreement), Section 10.3 (Amendment; No Waiver), Section 10.4 (Severability; Specific Versus General Provisions), Section 10.8 (Governing Law), Section 10.9 (Submission to Jurisdiction; Consent to Service of Process) and Section 10.10 (Waiver of Jury Trial) of the Agreement are hereby incorporated into this Amendment mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

BAKKT HOLDINGS, INC.

By:	/s/ Gavin Michael
Name: Gavin Michael
Title: Chief Executive Officer

BAKKT MARKETPLACE, LLC

By:	/s/ Gavin Michael
Name: Gavin Michael
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

APEX FINTECH SOLUTIONS INC.

By:	/s/ William Capuzzi
Name: William Capuzzi
Title: Chief Executive Officer

APEX CRYPTO LLC

By:	/s/ Rachel Saunders
Name: Rachel Saunders
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Membership Interest Purchase Agreement]

Annex A

2.3	Deliveries of the Parties.

(a) Purchaser shall deliver, or cause to be delivered, each of the following:

(i) on the Bringdown Date, to Seller and the Company, a certificate executed by a duly authorized officer of Purchaser as to the satisfaction of the conditions set forth in Section 1.1(a) and Section 1.1(b) as of the Bringdown Time;

(ii) on the Bringdown Date, to Seller and the Company, each of the items required to be delivered by Parent or Purchaser pursuant to Section 6.8, Section 6.9, Section 6.10 and Section 6.11; and

(iii) as provided in Section 2.5 (as amended by Amendment No. 1), to each applicable Person, payment or issuance, as applicable, of the closing payments and issuances set forth in Section 2.5.

(b) The Company shall deliver, or cause to be delivered, to Purchaser each of the following on the Bringdown Date:

(i) a certificate executed by a duly authorized officer of the Company as to the satisfaction of the conditions with respect to the Company set forth in Section 1.1(a) and Section 1.1(b) as of the Bringdown Time;

(ii) “payoff letters” in customary form (the “Payoff Letters”) specifying the aggregate amounts of the Company’s obligations in respect of Indebtedness that will be outstanding as of the Closing and confirming that all associated Liens will be terminated upon receipt of the amounts set forth therein;

(iii) from the recipients of any Transaction Expenses, an invoice or statement setting forth: (A) the amounts required to pay off in full on the Closing Date, the Transaction Expenses owing to such recipient or other payee and wire transfer information for such payment and (B) upon payment of such amounts, a customary release of the Company, and a Tax form on IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable; and

(iv) the Employment Offer Documents required by Section 8.2(j), which shall become effective as of the Closing.

(c) Seller shall deliver, or cause to be delivered, to Purchaser each of the following:

(i) on the Bringdown Date and dated as of the Closing Date, the Purchased Interests (which delivery may be satisfied, in the event that the Purchased Interests are not certificated, by evidence that the records of the Company have been updated to reflect Purchaser’s ownership of the Purchased Interests);

(ii) on the Bringdown Date, a certificate executed by a duly authorized officer of Seller as to the satisfaction of the conditions with respect to Seller set forth in Section 1.1(a) and Section 1.1(b) as of the Bringdown Time;

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(iii) on the Bringdown Date, to Parent and Purchaser, each of the items required to be delivered by Seller or the Company pursuant to Section 6.8, Section 6.9, Section 6.10, Section Error! Reference source not found., Section 6.12 and Section 6.13 (in each such case to be irrevocably effective as of the Closing);

(iv) on the Bringdown Date and dated as of the Closing Date, either (A) a properly completed IRS Form W-9 of Seller or (B) Seller’s certification of non-foreign status, in form and substance reasonably satisfactory to Purchaser in accordance with the requirements of United States Treasury Regulations Section 1.1445-2(b)(2); and

(v) on the Bringdown Date, evidence, reasonably satisfactory to Purchaser, as to the termination of the Company’s participation in any 401(k) Plan required pursuant to Section Error! Reference source not found. or a certificate executed by a duly authorized officer of Seller that there is not, and as of Closing there shall not be, any such 401(k) Plan.

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Annex B

8.2 Conditions to Obligation of Purchaser. The obligations of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser), at or prior to the Bringdown Time, of the following conditions:

(a) Representations and Warranties. Each of the Fundamental Representations (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) shall be true and correct in all material respects as of the Bringdown Time as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), and each other representation or warranty set forth in Article 3 and Article 4 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the Bringdown Time as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Performance of Covenants and Obligations. The Company and Seller shall have performed or complied in all material respects with the obligations and covenants required to have been performed or complied with by the Company and Seller, respectively, under this Agreement at or prior to the Bringdown Time.

(c) Closing Deliverables. On the Bringdown Date, the Company and Seller shall have delivered to Purchaser the closing deliveries required to be delivered by the Company and Seller, respectively, pursuant to Sections 1.1(b) and 1.1(c).

(d) Termination of Agreements. On or prior to the Bringdown Date, each of the agreements listed on Schedule 8.2(d) shall have been terminated, in each case effective prior to or as of the Closing, and the Company shall have delivered evidence of such termination in form and substance satisfactory to Purchaser.

(e) Modification of Agreements. On or prior to the Bringdown Date, each of the agreements listed on Schedule 8.2(e) shall have been modified in the manner set forth on Schedule 8.2(e), in each case effective prior to or as of the Closing, and the Company shall have delivered evidence of such modifications in form and substance satisfactory to Purchaser.

(f) Resignations of Officers; Releases. Each of the officers of the Company in office immediately prior to the Closing shall have executed and delivered to Purchaser a resignation letter and release in the form attached hereto as Exhibit J.

(g) Closing Statement. On or prior to the Bringdown Date, the Company shall have delivered to Purchaser the Pre-Closing Statement in accordance with Section 2.4.

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(h) Good Standing Certificates. The Company shall have delivered to Purchaser a certificate of good standing of the Company from the office of the Secretary of State of the State of Delaware, as of a date no more than five Business Days prior to the Closing Date.

(i) Authorized Person Certificate. Purchaser shall have received a certificate dated as of the Bringdown Date, signed by an authorized person of the Company, certifying as to (i) an attached copy of the Organizational Documents of the Company and stating that the Organizational Documents have not been amended, modified, revoked or rescinded and will not be amended, modified, revoked or rescinded prior to Closing, (ii) an attached copy of the resolutions of the members of the Company evidencing the approval of the Agreement and the Transactions, and stating that such resolutions have not been amended, modified, revoked or rescinded and will not be amended, modified, revoked or rescinded prior to Closing, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement, the Related Documents and the other documents to be delivered by the Company hereunder and thereunder.

(j) Transferring Employees.

(i) As of the Bringdown Time, no fewer than 65% of the Offer Employees who are not the Key Employee, who receive an Employment Offer from Parent or an Affiliate thereof pursuant to Section 6.14, (A) shall remain employed by a Seller Parent Group Member as of the Bringdown Date, (B) shall have accepted their offers of employment pursuant to Section Error! Reference source not found., (C) shall each have entered into Parent’s standard employment offer letters, proprietary rights agreement and non-competition and non-solicitation agreement (collectively, “Employment Offer Documents”), each of which shall have been executed and delivered to Parent prior to the Bringdown Date; provided that if any such Offer Employee breaches or repudiates such employee’s Employment Offer Documents prior to the Closing, then such employee shall be deemed, for purposes of this Section 8.2(j), to not have executed such Employment Offer Documents, and (D) shall have consented to and satisfied Parent’s or its applicable Affiliate’s customary employee background investigation.

(ii) At least one of the following conditions shall be true as of the Bringdown Time: (A) the Key Employee shall not have breached or repudiated his Key Employee Offer Document, (B) a Replacement Key Employee has entered into Replacement Key Employee Offer Documents and such Replacement Key Employee shall not have breached or repudiated his or her Replacement Key Employee Offer Documents, (C) Purchaser shall have failed to make an Employment Offer to a Replacement Key Employee within three weeks of the Key Employee breaching or repudiating his Key Employee Offer Document, or (D) Purchaser has made an Employment Offer to a Replacement Key Employee within three weeks of the Key Employee breaching or repudiating his Key Employee Offer Document and such Replacement Key Employee has not entered into Replacement Key Employee Offer Documents. All such Offer Employees, Key Employee or Replacement Key Employee who satisfy the foregoing criteria and become employed by Parent or its Affiliate as of the Closing pursuant to their respective Employment Offers and Employment Offer Documents are referred to herein as the “Transferring Employees,” whose resignations from employment shall be accepted by the applicable Seller Parent Group Member effective upon the Closing.

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(k) Consents. On or prior to the Bringdown Date, the Company shall have delivered to Purchaser duly executed copies of all third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates set forth on Schedule 8.2(k), each in form and substance satisfactory to Purchaser.

8.3 Conditions to Obligations of the Company and Seller. The obligation of the Company and Seller to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Company), at or prior to the Bringdown Time, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in Error! Reference source not found. 5 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the Bringdown Time as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(b) Performance of Covenants and Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with the obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Bringdown Time.

(c) Closing Deliverables. On or prior to the Bringdown Date, Purchaser shall have delivered to the Company and Seller the closing deliveries required to be delivered by Purchaser pursuant to Section 2.3(a).

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